Exhibit 99.2

NUANCE COMMUNICATIONS, INC.

FIRST QUARTER FISCAL 2012

EARNINGS ANNOUNCEMENT

PREPARED CONFERENCE CALL REMARKS

Nuance is providing a copy of prepared remarks in combination with its press release. This process and these remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, February 9, 2012 at 5:00 pm EST and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.

To access the live broadcast, please visit the Investor Relations section of Nuance’s Website at www.nuance.com. The call can also be heard by dialing (800) 230-1093 or (612) 332-0107 at least five minutes prior to the call and referencing conference code 235385. A replay will be available within 24 hours of the announcement by dialing (800) 475-6701 or (320) 365-3844 and using the access code 235385.

Opening Remarks

In our press release this afternoon, we reported non-GAAP revenue in Q1 12 of $382.0 million, up 20.4% from $317.3 million a year ago. Total GAAP revenue in Q1 12 was $360.6 million, up 18.7% from $303.8 million in Q1 11. We recognized non-GAAP net income in Q1 12 of $108.5 million, representing $0.34 per diluted share, compared to non-GAAP net income of $86.1 million, or $0.28 per diluted share, in the same period last year. We recognized GAAP net income in Q1 12 of $9.3 million, or $0.03 per share, compared to Q1 11 GAAP net loss of ($0.0) million, or ($0.00) per share. Non-GAAP operating margin was 32.5% for Q1 12, compared to 30.5% in Q1 11. First quarter operating cash flow was $89.5 million, compared to $63.3 million in the same quarter a year ago. (Please see the section below, “Discussion of Non-GAAP Financial Measures,” for more details on non-GAAP data.) Nuance ended Q1 12 with a balance of cash and marketable securities of $883.8 million.

Discussion of Non-GAAP Revenue

Compared to Q1 11, Nuance’s Q1 12 non-GAAP revenue benefited from (1) growth in healthcare licenses and on-demand services, (2) strength in mobile products and services, and (3) product licensing and maintenance and support from our imaging business. In Q1 12, the United States contributed 65% of non-GAAP revenue and international contributed 35%.

As we have mentioned in recent quarters, our relationships with mobile customers have become more comprehensive and complex. In some cases, this has resulted in delayed revenues, due in part to revenues deferred until completion of certain deliverables and in part to longer negotiation cycles.

At the end of Q1 12, the estimated 3-year value of total on-demand contracts was $1,334.4 million, up 13.6% from $1,174.4 million at the end of Q1 11. As more of our large customers and partners transition to these models, a greater proportion of bookings will contribute revenue over extended periods, even as our product and licensing revenue continues to deliver robust growth.

Table: Non-GAAP Revenue by Segment

	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012
Healthcare	$117.8	$121.0	$139.3	$148.7	$526.8	$145.3
Yr/Yr Organic Growth*	3%	6%	12%	9%	7%	14%
Mobile & Consumer	$87.7	$93.7	$93.1	$118.7	$393.3	$108.5
Yr/Yr Organic Growth*	21%	16%	30%	27%	23%	16%
Enterprise	$72.5	$74.0	$69.9	$80.0	$296.4	$75.8
Yr/Yr Organic Growth*	(6)%	0%	(5)%	2%	(2)%	(1)%
Imaging	$39.3	$43.2	$42.8	$52.1	$177.4	$52.4
Yr/Yr Organic Growth*	7%	25%	16%	11%	15%	3%

Total revenue	$317.3	$332.0	$345.1	$399.5	$1,393.9	$382.0

Yr/Yr Organic Growth*	6%	10%	13%	12%	10%	10%

*	Organic growth is calculated by comparing Nuance’s reported non-GAAP revenue to revenue in the same period in the prior year. For purposes of this calculation, revenue is adjusted to include revenue from companies acquired by Nuance, as if we had owned the acquired business in all periods presented.

Table: Non-GAAP Profit by Segment

	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012
Healthcare	$56.9	$57.8	$78.5	$76.3	$269.4	$74.0
Segment Profit as % of Segment Revenue	48%	48%	56%	51%	51%	51%
Mobile & Consumer	$28.5	$41.5	$40.0	$61.0	$170.9	$34.8
Segment Profit as % of Segment Revenue	33%	44%	43%	51%	43%	32%
Enterprise	$16.3	$14.8	$12.3	$19.8	$63.3	$15.1
Segment Profit as % of Segment Revenue	23%	20%	18%	25%	21%	20%
Imaging	$15.8	$19.0	$16.1	$18.2	$69.1	$20.9
Segment Profit as % of Segment Revenue	40%	44%	38%	35%	39%	40%

Total segment profit	$117.6	$133.0	$146.9	$175.3	$572.7	$144.8

Total segment profit as % of total segment revenue	37%	40%	43%	44%	41%	38%

Effective in the fourth quarter of fiscal 2011, we changed our segment structure and identified our four market segments as reportable segments as defined by ASC 280-50-1 based on the level of financial information now regularly reviewed by company management in allocating resources and assessing performance of each market group. Segment profit reflects the direct controllable costs of each segment together with an allocation of sales and corporate marketing expenses, and certain research and development project costs that benefit multiple product offerings. Healthcare segment profit and margin grew in Q1 12 compared to Q1 11 due to growth in higher margin license revenue and improved leverage on both sales and research and development expense, offset in part by a higher attach rate of editing services in our subscription transcription business. Mobile & Consumer segment profit grew in Q1 12 compared to Q1 11 due to increased license revenue. Mobile & Consumer segment profit margin was relatively flat in Q1 12 compared to Q1 11 but down compared to Q4 11 primarily due to increased investment in advertising and other marketing programs for our Dragon consumer products during the holiday season. Enterprise segment profit margin was down in Q1 12 compared to Q1 11 due to increased investment in research and development and increased investment to support new Nuance On Demand customer implementations. Imaging segment profit margin reflected improved efficiency in sales expense offset in part by increased spending on research and development as well as marketing.

Table: Non-GAAP Revenue by Type

	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012
Product and Licensing	$145.0	$152.7	$162.3	$201.3	$661.3	$183.0
% of Revenue	46%	46%	47%	50%	47%	48%
Professional Services	$38.9	$41.2	$37.7	$39.2	$157.0	$37.7
% of Revenue	12%	12%	11%	10%	11%	10%
Hosting	$85.1	$88.9	$92.8	$100.7	$367.5	$102.9
% of Revenue	27%	27%	27%	25%	26%	27%
Maintenance and Support	$48.2	$49.2	$52.3	$58.3	$208.1	$58.4
% of Revenue	15%	15%	15%	15%	15%	15%

Total revenue	$317.3	$332.0	$345.1	$399.5	$1,393.9	$382.0

Discussion of Business Results and Trends

Healthcare Solutions. Within our healthcare business, licenses and on-demand solutions contributed to revenue growth. During Q1 12, we delivered record Dragon Medical license revenue, driven by success in electronic healthcare records deployments with partners such as Allscripts, Cerner and Epic. During Q1 12, the annualized line run-rate in Nuance’s healthcare on-demand business was approximately 3.977 billion lines per year, up 12% from 3.554 billion lines per year during Q1 11. In Nuance’s healthcare on-demand business, an increasing proportion of customers are subscribing to editing services in addition to speech recognition services, increasing our average revenue per line. Nuance continued to make progress in implementing on-demand contracts signed in prior quarters, which will contribute to future revenue. Nuance has a strong Q2 12 pipeline for healthcare on-demand business opportunities. Customer migration to electronic healthcare records and the impending implementation of the ICD-10 coding standard continues to drive the market and our healthcare license business. Nuance expects to showcase new clinical language understanding, computer-aided physician documentation and ICD-10 products at the upcoming HIMSS trade conference. Key customers in Q1 12 included Allscripts, Catholic Health Partners, Harris Regional, Iowa Health, Memorial Care, Norton, Providence Health, St. Francis and Valley Hospital.

Mobile & Consumer Solutions. Within our mobile and consumer business, growth was driven by product licenses in automobile and handset markets, record sales of our Dragon consumer products, and hosting services for voicemail-to-text. In addition, we continued to deliver professional services revenue to support the implementation of recent handset and automobile design wins. In Q1 12, Nuance experienced record revenue in our Dragon consumer business, driven by holiday marketing campaigns and expanded language coverage. Nuance continued to secure significant new design wins and expand functionality with our largest OEMs. In addition, Nuance had strong bookings in the voicemail-to-text market. Consumer interest in conversational natural language applications is increasing, driven by Siri and high-profile announcements at the recent Consumer Electronics Show (CES), resulting in a strong pipeline of business opportunities and proposals with consumer electronics manufacturers. At the CES, we announced our Dragon TV platform, as well as a television design win with LG. DragonGo! now has more than 200 content partners, and is now available for Android as well as iOS. Also at CES, Nuance announced a partnership with Gracenote to enhance our automotive entertainment offerings. Key mobile and consumer customers and design wins in Q1 12 included Bosch, Continental, Deutsche Telekom, ENSA, Ford, Fiat, Harman Becker, HTC, Intel, LGE, Marchex, MetroPCS, Microsoft, Mutare, Nintendo, NCR, Nokia, Optus, Panasonic, Research in Motion, Samsung, Swisscom, TCS, Telstra, Tom Tom and ZTE.

Enterprise Solutions. Within our enterprise business, we benefited from license and maintenance growth in the quarter, as well as slight growth in Nuance On Demand revenue. In Q1 12, Nuance delivered customer contracts for our new Prodigy-based customer care solutions, and created a growing pipeline of opportunities for our new mobile customer care solutions. In addition, demand continues to grow for our voice biometric products, and we have a strong and growing pipeline for Nuance On Demand. Key enterprise customers in Q1 12 included AT&T, Automotive Resources, BCBS Michigan, BSkyB, Computershare, Kaiser Permanente, Metro One, PayPal, Telecom Italia, Time-Warner Cable, Tropico and Verizon.

Imaging Solutions. Within our imaging business, revenue growth was driven by the acquisition of Equitrac. Nuance’s new offerings that combine scan and print functionality are fueling interest among our MFP vendor partners as well as end-user customers. In the MFP business, Nuance experienced increased order size and a growing number of orders larger than $1 million. In addition, Q1 12 Equitrac orders featured an increasing proportion of software content relative to hardware. Key imaging customers in Q1 12 included Airbus, EPIQ, Ernst & Young, Franklin Templeton, Intuit, JP Morgan Chase, LA Department of Public Works, National Grid, Southampton University, Ventura County and Visioneer.

Discussion of Non-GAAP Cost of Revenue and Gross Margins

In Q1 12, cost of revenue was $117.7 million, for a gross margin of 69.2%, compared to Q1 11 gross margin of 68.4%. Gross margin for product and licensing improved to 88.5% in Q1 12 from 86.5% a year ago, due to a mix shift toward products that carry a higher gross margin. Gross margin for professional services and hosting declined to 39.0% in Q1 12 from 41.4% a year ago, due to increased costs associated with personnel to support enterprise, mobile and healthcare services. Gross margin for maintenance and support declined to 81.2% in Q1 12 from 83.6% in Q1 11, due to a mix shift towards products that carry a lower maintenance and support gross margin.

Discussion of Non-GAAP Operating Expenses and Operating Margins

In Q1 12, operating margin was 32.5%, up from 30.5% in Q1 11, driven by improved gross margin as well as improved efficiency in both sales and G&A expense, offset in part by increased marketing and R&D expense. Marketing expense increase included significant demand generation activities for the holiday quarter that will not be ongoing. R&D expense increase was driven by hiring to support our strategic decision to accelerate investments in product development and language coverage.

Balance Sheet and Cash Flow Highlights

Cash and Cash Flow Activities

Nuance reported Q1 12 cash flow from operations of $89.5 million, compared to $63.3 million in Q1 11. The increase was driven by increased revenue and profitability. At the end of Q1 12, our cash and marketable securities balance was approximately $883.8 million. Capital expenditures totaled $25.7 million for Q1 12 and depreciation was $7.7 million for Q1 12. We anticipate that capital expenditures for the balance of FY12 will be approximately $35 million.

On October 24, 2011, Nuance issued $690 million of 2.75% Convertible Debentures due November 1, 2031. Total proceeds, net of issuance costs, were $676.6 million. We used approximately $200 million of the proceeds to repurchase 8.5 million shares of our common stock.

Days Sales Outstanding (DSO)

In Q1 12, DSO was 76 days, compared to 70 days in Q1 11. DSO increased due to increases in both revenue and accounts receivable.

	Q1 11	Q2 11	Q3 11	Q4 11	Q1 12

DSO	70	65	68	69	76

Deferred Revenue

Total deferred revenue increased from $241.0 million at the end of Q1 11 to $299.4 million at the end of Q1 12, and current deferred revenue increased from $164.1 million to $193.3 million over the same period. The increase in deferred revenue was primarily attributable to maintenance and support contracts in Imaging, set-up and implementation activities related to our hosted offerings, and billings in excess of revenues earned on several large professional services implementation projects.

Discussion of Q2 12 Guidance and Fiscal Year Outlook

Strength in our mobile & consumer and healthcare businesses will lead growth in fiscal 2012. We expect as well to benefit from continued momentum in our imaging business, and improving performance in our enterprise business. Across our mobile & consumer, healthcare and imaging businesses, bookings and backlog from fiscal 2011 and Q1 12 will enhance revenues throughout the remainder of fiscal 2012.

Global interest in our mobile and consumer technologies and solutions has never been greater. Our Dragon consumer revenue is benefiting from unprecedented response rates to our advertising and from our past investments in global language expansion. Revenues this year will include a materially greater proportion of mobile services, new product introductions, and a heightened interest in deeper strategic relationships. In particular, we have seen a significant and accelerating shift towards broader and more extensive engagements with partners, which involve a combination of licensing, network-based services and engineering and research services, spanning several years. We note, though, that the accounting for these arrangements tends to prolong revenue recognition. In addition, our Mobile & Consumer business should benefit from product releases later in the fiscal year.

Our healthcare business should benefit from a continuation of recent trends, including the momentum within our on-demand offerings, strong interest in our Dragon Medical product line in association with EHR usage and more robust purchasing of our radiology solutions. Nuance’s healthcare business will also enjoy revenues later in the fiscal year from our new clinical language understanding and analytics offerings that address the industry shift to the ICD-10 coding standard and support healthcare organizations in recouping appropriate reimbursement for the care provided.

The enterprise business will incorporate revenues from previously signed on-demand contracts with major brands, which have begun to offset the revenue decline associated with one on-demand customer. We also expect improved license revenues from continued increase in global demand for our core speech solutions, increased demand for voice biometrics for consumer identification and verification, and the introduction of several new solutions to address the multi-channel and mobile needs of our customers to address mobile customer care, text-based customer care, and business optimization through analytics. These new offerings will enable us to enhance the value we deliver to our customers and our existing channel partners, and also to forge relationships with new distribution partners.

Our imaging business will benefit from growth in demand for our eCopy and Equitrac MFP solutions, as well as new releases of other imaging products during the year. Our imaging business will also be driven by new combined scan and print solutions for our OEM partners, with specific implementations for legal, healthcare, education and government organizations. We will continue to develop our on-premise product and technology portfolio into expanded cloud-based and mobile offerings. Imaging will also benefit from expanded support for OEM relationships, as well as leveraging existing Nuance relationships in our key vertical markets, especially healthcare and legal.

Taking into account all the factors above, we expect Q2 12 non-GAAP revenues to be in the range of $395 million to $415 million. We expect GAAP revenues for Q2 12 to be in the range of $371 million to $391 million. For the full year, we expect FY 12 non-GAAP revenues between $1,660 million and $1,710 million. We expect GAAP revenues for FY 12 to be in the range of $1,594 million to $1,644 million.

Turning to expenses, we remind investors of our intention to fund investments in research and development, sales and professional services personnel designed to capture additional revenue growth in FY 12 and beyond. In particular, we are funding an unprecedented level of strategic engagements in our mobile business, where the demand for advanced mobile cloud-based services, as well as joint research and development, are growing rapidly. While we expect these investments to contribute to growth in FY 12, they require staffing and expense in advance of revenues. Within healthcare, we are similarly investing in growth initiatives, intended to leverage our voice and clinical language understanding technologies with several strategic partners.

We expect net cash interest expense to be approximately $44 million for the year and anticipate cash taxes expense in the range of $34 million – $36 million for the year.

We therefore expect FY 12 GAAP EPS to be in the range of $0.01 to $0.08 and FY 12 non-GAAP EPS to be in the range of $1.55 to $1.62. We expect Q2 12 GAAP EPS to be in the range of ($0.07) to ($0.03) and Q2 12 non-GAAP EPS to be in the range of $0.36 to $0.40.

Although we do not provide a specific forecast for cash flow from operations, we do expect in FY 12 to achieve strong cash flows, based upon increased revenues, strong margins and disciplined working capital practices.

Definitions

Certain supplemental data provided in the prepared call remarks above are based upon internal Nuance definitions that are important for the reader to understand.

Annualized line run-rate in Nuance’s healthcare on-demand business. Nuance determines this run-rate using billed equivalent line counts in a given quarter, multiplied by four.

Estimated 3-year value of total on-demand contracts. Nuance determines this value as of the end of the period reported, by using our best estimate of all anticipated future revenue streams under signed on-demand contracts then in place, whether or not they are guaranteed through a minimum commitment clause. Our best estimate is based on estimates used in evaluating the contracts and determining sales compensation, adjusted for changes in estimated launch dates, actual volumes achieved and other factors deemed relevant. For contracts with an expiration date beyond 3 years, we include only the value expected within 3 years. For other contracts, we assume renewal consistent with historic renewal rates unless there is a known cancellation. Investors should be aware that most of these contracts are priced by volume of usage and typically have no or low minimum commitments. Actual revenue could vary from our estimates due to factors such as cancellations, non-renewals or volume fluctuations.

Safe Harbor and Forward-Looking Statements

Statements in this document regarding revenue growth in fiscal 2012, strength in our mobile-consumer and healthcare businesses, improvements in our enterprise business, continued positive trends in our imaging business, new product offerings, increased mobile services revenue, momentum within our on-demand healthcare offerings, interest in our Dragon Medical products, our net clinical language understanding and analytics offerings, improved license revenue in our enterprise business, growth in our imaging business, second quarter and fiscal 2012 financial performance, investments in research and development, sales and professional services personnel, funding of strategic engagements in our mobile market, demand for mobile cloud-based services, investments to leverage our voice and clinical language understanding technologies for our healthcare business, and Nuance managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,”

or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: fluctuations in demand for our existing and future products; economic conditions in the United States and internationally; our ability to control and successfully manage our expenses and cash position; the effects of competition, including pricing pressure; possible defects in our products and technologies; our ability to successfully integrate operations and employees of acquired businesses; the ability to realize anticipated synergies from acquired businesses; and the other factors described in our annual report on Form 10-K for the fiscal year ended September 30, 2011 and Nuance’s quarterly reports. Nuance disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

The information included in this press release should not be viewed as a substitute for full GAAP financial statements.

Discussion of Non-GAAP Financial Measures

Management utilizes a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a consistent non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the annual financial plan. The board of directors and management utilize these non-GAAP measures and results (in addition to the GAAP results) to determine our allocation of resources. In addition and as a consequence of the importance of these measures in managing the business, we use non-GAAP measures and results in the evaluation process to establish management’s compensation. For example, our annual bonus program payments are based upon the achievement of consolidated non-GAAP revenue and consolidated non-GAAP earnings per share financial targets. We consider the use of non-GAAP revenue helpful in understanding the performance of our business, as it excludes the purchase accounting impact on acquired deferred revenue and other acquisition-related adjustments to revenue. We also consider the use of non-GAAP earnings per share helpful in assessing the organic performance of the continuing operations of our business. By organic performance we mean performance as if we had owned an acquired business in the same period a year ago. By continuing operations we mean the ongoing results of the business excluding certain unplanned costs. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP revenue and earnings per share. Consistent with this approach, we believe that disclosing non-GAAP revenue and non-GAAP earnings per share to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP revenue and earnings per share, allows for greater transparency in the review of our financial and operational performance. In assessing the overall health of the business during the three months ended December 31, 2011 and 2010, and, in particular, in evaluating our revenue and earnings per share, our management has either included or excluded items in six general categories, each of which are described below.

Acquisition-Related Revenue and Cost of Revenue.

The Company provides supplementary non-GAAP financial measures of revenue, which include revenue related to acquisitions, primarily from Equitrac, eCopy and Loquendo for the three months ended December 31, 2011, that would otherwise have been recognized but for the purchase accounting treatment of these transactions. Non-GAAP revenue also includes revenue that the Company would have otherwise recognized had the Company not acquired intellectual property and other assets from the same customer. Because GAAP accounting requires the elimination of this revenue, GAAP results alone do not fully capture all of the Company’s economic activities. These non-GAAP adjustments are intended to reflect the full amount of such revenue. The Company includes non-GAAP revenue and cost of revenue to allow for more complete comparisons to the financial results of historical operations, forward-looking guidance and the financial results of peer companies. The Company believes these adjustments are useful to management and investors as a measure of the ongoing performance of the business because, although we cannot be certain that customers will renew their contracts, the Company historically has experienced high renewal rates on maintenance and support agreements and other customer contracts. Additionally, although acquisition-related revenue adjustments are non-recurring with respect to past acquisitions, the Company generally will incur these adjustments in connection with any future acquisitions.

Acquisition-Related Costs, Net.

In recent years, the Company has completed a number of acquisitions, which result in operating expenses which would not otherwise have been incurred. The Company provides supplementary non-GAAP financial measures, which exclude certain transition, integration and other acquisition-related expense items resulting from acquisitions, to allow more accurate comparisons of the financial results to historical operations, forward-looking guidance and the financial results of less acquisitive peer companies. The Company considers these types of costs and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of the control of the Company. Furthermore, the Company does not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of acquisition-related costs, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding acquisition-related costs and adjustments from our non-GAAP measures, management is better able to evaluate the Company’s ability to utilize its existing assets and estimate the long-term value that acquired assets will generate for the Company. The Company believes that providing a supplemental non-GAAP measure which excludes these items allows management and investors to consider the ongoing operations of the business both with, and without, such expenses.

These acquisition-related costs are included in the following categories: (i) transition and integration costs; (ii) professional service fees; and (iii) acquisition-related adjustments. Although these expenses are not recurring with respect to past acquisitions, the Company generally will incur these expenses in connection with any future acquisitions. These categories are further discussed as follows:

(i) Transition and integration costs. Transition and integration costs include retention payments, transitional employee costs, earn-out payments treated as compensation expense, as well as the costs of integration-related services provided by third parties.

(ii) Professional service fees. Professional service fees include third party costs related to the acquisition, and legal and other professional service fees associated with disputes and regulatory matters related to acquired entities.

(iii) Acquisition-related adjustments. Acquisition-related adjustments include adjustments to acquisition-related items that are required to be marked to fair value each reporting period, such as contingent consideration, and other items related to acquisitions for which the measurement period has ended, such as gains or losses on settlements of pre-acquisition contingencies.

Amortization of Acquired Intangible Assets.

The Company excludes the amortization of acquired intangible assets from non-GAAP expense and income measures. These amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property. Although the Company excludes amortization of acquired intangible assets from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.

Costs Associated with IP Collaboration Agreement.

In order to gain access to a third party’s extensive speech recognition technology and natural language and semantic processing technology, Nuance has entered into three IP collaboration agreements, with terms ranging between five and six years. Depending on the agreement, some or all intellectual property derived from these collaborations will be jointly owned by the two parties. For the majority of the developed intellectual property, Nuance will have sole rights to commercialize such intellectual property for periods ranging between two to six years, depending on the agreement. For non-GAAP purposes, Nuance considers these long-term contracts and the resulting acquisitions of intellectual property from this third-party over the agreements’ terms to be an investing activity, outside of its normal, organic, continuing operating activities, and is therefore presenting this supplemental information to show the results excluding these expenses. Nuance does not exclude from its non-GAAP results the corresponding revenue, if any, generated from these collaboration efforts. Although the Company’s bonus program and other performance-based incentives for executives are based on the non-GAAP results that exclude these costs, certain engineering senior management are responsible for execution and results of the collaboration agreement and have incentives based on those results.

Non-Cash Expenses.

The Company provides non-GAAP information relative to the following non-cash expenses: (i) stock-based compensation; (ii) certain accrued interest; and (iii) certain accrued income taxes. These items are further discussed as follows:

(i) Stock-based compensation. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, the Company believes that the exclusion of stock-based compensation allows for more accurate comparisons of operating results to peer companies, as well as to times in the Company’s history when stock-based compensation was more or less significant as a portion of overall compensation than in the current period. The Company evaluates performance both with and without these measures because compensation expense related to stock-based compensation is typically non-cash and the options and restricted awards granted are influenced by the Company’s stock price and other factors such as volatility that are beyond the Company’s control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, the Company does not include such charges in operating plans. Stock-based compensation will continue in future periods.

(ii and iii) Certain accrued interest and income taxes. The Company also excludes certain accrued interest and certain accrued income taxes because the Company believes that excluding these non-cash expenses provides senior management, as well as other users of the financial statements, with a valuable perspective on the cash-based performance and health of the business, including the current near-term projected liquidity. These non-cash expenses will continue in future periods.

Other Expenses.

The Company excludes certain other expenses that are the result of unplanned events to measure operating performance and current and future liquidity both with and without these expenses; and

therefore, by providing this information, the Company believes management and the users of the financial statements are better able to understand the financial results of what the Company considers to be its organic, continuing operations. Included in these expenses are items such as restructuring charges, asset impairments and other charges (credits), net. These events are unplanned and arose outside of the ordinary course of continuing operations. These items also include adjustments from changes in fair value of share-based instruments relating to the issuance of our common stock with security price guarantees payable in cash.

The Company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the financial results in the way management views the operating results. The Company further believes that providing this information allows investors to not only better understand the Company’s financial performance, but more importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.

Financial Tables Follow

Nuance Communications, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

Unaudited

	Three months ended
	December 31,
	2011	2010

Revenues:
Product and licensing	$164,734	$133,856
Professional services and hosting	139,582	122,820
Maintenance and support	56,327	47,153

Total revenues	360,643	303,829

Cost of revenues:
Product and licensing	18,764	17,146
Professional services and hosting	90,154	78,212
Maintenance and support	11,020	8,273
Amortization of intangible assets	14,934	13,291

Total cost of revenues	134,872	116,922

Gross profit	225,771	186,907

Operating expenses:
Research and development	52,054	41,381
Sales and marketing	90,397	78,344
General and administrative	31,315	31,182
Amortization of intangible assets	23,203	22,677
Acquisition-related costs, net	14,611	3,001
Restructuring and other charges, net	2,864	2,051

Total operating expenses	214,444	178,636

Income from operations	11,327	8,271

Other expense, net	(11,396)	(2,259)

(Loss) income before income taxes	(69)	6,012

(Benefit) provision for income taxes	(9,409)	6,021

Net income (loss)	$9,340	$(9)

Net income (loss) per share:
Basic	$0.03	$(0.00)

Diluted	$0.03	$(0.00)

Weighted average common shares outstanding:
Basic	304,011	298,633

Diluted	320,536	298,633

Nuance Communications, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

Unaudited

	December 31, 2011	September 30, 2011
ASSETS

Current assets:
Cash and cash equivalents	$873,586	$447,224
Restricted cash	—	6,799
Marketable securities	10,226	31,244
Accounts receivable, net	305,053	280,856
Prepaid expenses and other current assets	88,261	88,804

Total current assets	1,277,126	854,927

Land, building and equipment, net	97,760	78,218
Goodwill	2,398,972	2,347,880
Intangible assets, net	721,917	731,577
Other assets	112,321	82,691

Total assets	$4,608,096	$4,095,293

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt and capital leases	$6,549	$6,905
Redeemable convertible debentures	224,834	—
Contingent and deferred acquisition payments	13,182	23,783
Accounts payable and accrued expenses	235,121	258,777
Deferred revenue	193,332	185,605

Total current liabilities	673,018	475,070

Long-term portion of debt and capital leases	1,166,612	853,020
Deferred revenue, net of current portion	106,086	90,382
Other liabilities	196,331	183,450

Total liabilities	2,142,047	1,601,922

Equity component of currently redeemable convertible debentures	25,166	—

Stockholders’ equity	2,440,883	2,493,371

Total liabilities and stockholders’ equity	$4,608,096	$4,095,293

Nuance Communications, Inc.

Consolidated Statements of Cash Flows

(in thousands)

Unaudited

	Three months ended
	December 31,
	2011	2010

Cash flows from operating activities:
Net income (loss)	$9,340	$(9)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	45,835	42,517
Stock-based compensation	32,787	32,098
Non-cash interest expense	7,699	3,192
Deferred tax (benefit) provision	(12,720)	104
Other	583	(20)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(23,931)	(13,273)
Prepaid expenses and other assets	1,074	(4,996)
Accounts payable	10,757	(1,530)
Accrued expenses and other liabilities	(6,852)	(17,190)
Deferred revenue	24,961	22,443

Net cash provided by operating activities	89,533	63,336

Cash flows from investing activities:
Capital expenditures	(25,658)	(8,893)
Payments for business and technology acquisitions, net of cash acquired	(111,785)	(13,310)
Purchases of marketable securities	—	(10,776)
Proceeds from sales and maturities of marketable securities	20,759	6,650
Change in restricted cash balance	6,747	17,184

Net cash used in investing activities	(109,937)	(9,145)

Cash flows from financing activities:
Payments of debt and capital leases	(1,787)	(2,069)
Proceeds from issuance of convertible debt, net of issuance costs	676,622	—
Payments for repurchases of common stock	(199,997)	—
Proceeds from (payments for) settlement of share-based derivatives, net	348	(972)
Payments of other long-term liabilities	(2,649)	(2,589)
Excess tax benefits on employee equity awards	—	3,662
Proceeds from issuance of common stock from employee stock plans	7,234	4,350
Cash used to net share settle employee equity awards	(33,001)	(18,403)

Net cash provided by (used in) financing activities	446,770	(16,021)

Effects of exchange rate changes on cash and cash equivalents	(4)	(411)

Net increase in cash and cash equivalents	426,362	37,759
Cash and cash equivalents at beginning of period	447,224	516,630

Cash and cash equivalents at end of period	$873,586	$554,389

Nuance Communications, Inc.

Supplemental Financial Information - GAAP to Non-GAAP Reconciliations

(in thousands, except per share amounts)

Unaudited

	Three months ended
	December 31 ,
	2011	2010

GAAP revenue	$360,643	$303,829
Acquisition-related revenue adjustments: product and licensing	18,332	11,136
Acquisition-related revenue adjustments: professional services and hosting	952	1,239
Acquisition-related revenue adjustments: maintenance and support	2,122	1,058

Non-GAAP revenue	$382,049	$317,262

GAAP cost of revenue	$134,872	$116,922
Cost of revenue from amortization of intangible assets	(14,934)	(13,291)
Cost of revenue adjustments: product and licensing (1,2)	2,228	2,448
Cost of revenue adjustments: professional services and hosting (1,2)	(4,406)	(5,515)
Cost of revenue adjustments: maintenance and support (1,2)	(45)	(390)

Non-GAAP cost of revenue	$117,715	$100,174

GAAP gross profit	$225,771	$186,907
Gross profit adjustments	38,563	30,181

Non-GAAP gross profit	$264,334	$217,088

GAAP income from operations	$11,327	$8,271
Gross profit adjustments	38,563	30,181
Research and development (1)	5,883	4,867
Sales and marketing (1)	11,817	10,310
General and administrative (1)	10,544	10,837
Amortization of intangible assets	23,203	22,677
Costs associated with IP collaboration agreements	5,250	4,625
Acquisition-related costs, net	14,611	3,001
Restructuring and other charges, net	2,864	2,051

Non-GAAP income from operations	$124,062	$96,820

GAAP (benefit) provision for income taxes	$(9,409)	$6,021
Non-cash taxes	15,709	(1,621)

Non-GAAP provision for income taxes	$6,300	$4,400

GAAP net income (loss)	$9,340	$(9)
Acquisition-related adjustment - revenue (2)	21,406	13,433
Acquisition-related adjustment - cost of revenue (2)	(2,320)	(2,627)
Acquisition-related costs, net	14,611	3,001
Cost of revenue from amortization of intangible assets	14,934	13,291
Amortization of intangible assets	23,203	22,677
Non-cash stock-based compensation (1)	32,787	32,098
Non-cash interest expense, net	7,699	3,192
Non-cash income taxes	(15,709)	1,621
Costs associated with IP collaboration agreements	5,250	4,625
Change in fair value of share-based instruments	(5,520)	(7,215)
Restructuring and other charges, net	2,864	2,051

Non-GAAP net income	$108,545	$86,138

Non-GAAP diluted net income per share	$0.34	$0.28

Diluted weighted average common shares outstanding	320,536	311,570

Nuance Communications, Inc.

Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued

(in thousands)

Unaudited

	Three months ended December 31,
	2011	2010

(1) Non-Cash Stock-Based Compensation
Cost of product and licensing	$92	$6
Cost of professional services and hosting	4,406	5,688
Cost of maintenance and support	45	390
Research and development	5,883	4,867
Sales and marketing	11,817	10,310
General and administrative	10,544	10,837

Total	$32,787	$32,098

(2) Acquisition-Related Revenue and Cost of Revenue
Revenue	$21,406	$13,433
Cost of product and licensing	(2,320)	(2,454)
Cost of professional services and hosting	—	(173)

Total	$19,086	$10,806

Nuance Communications, Inc.

Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued

(in millions)

Unaudited

Total Revenue	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012
GAAP Revenue	$303.8	$319.0	$328.9	$367.0	$1,318.7	$360.6
Adjustment	$13.4	$13.0	$16.2	$32.5	$75.2	$21.4

Non-GAAP Revenue	$317.3	$332.0	$345.1	$399.5	$1,393.9	$382.0

Healthcare	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012
GAAP Revenue	$117.4	$120.7	$135.4	$141.7	$515.2	$145.1
Adjustment	$0.4	$0.3	$3.9	$7.0	$11.6	$0.2

Non-GAAP Revenue	$117.8	$121.0	$139.3	$148.7	$526.8	$145.3

Mobile & Consumer	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012
GAAP Revenue	$86.1	$93.1	$91.6	$107.9	$378.7	$103.4
Adjustment	$1.6	$0.6	$1.5	$10.9	$14.6	$5.1

Non-GAAP Revenue	$87.7	$93.7	$93.1	$118.7	$393.3	$108.5

Enterprise	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012
GAAP Revenue	$71.1	$72.3	$68.5	$79.9	$291.8	$72.2
Adjustment	$1.4	$1.7	$1.4	$0.1	$4.6	$3.6

Non-GAAP Revenue	$72.5	$74.0	$69.9	$80.0	$296.4	$75.8

Imaging	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012
GAAP Revenue	$29.2	$32.8	$33.4	$37.6	$133.0	$39.9
Adjustment	$10.0	$10.4	$9.4	$14.6	$44.4	$12.5

Non-GAAP Revenue	$39.3	$43.2	$42.8	$52.1	$177.4	$52.4

Product and Licensing Revenue	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012
GAAP Revenue	$133.8	$141.6	$152.7	$179.2	$607.4	$164.7
Adjustment	$11.1	$11.1	$9.6	$22.1	$54.0	$18.3

Non-GAAP Revenue	$145.0	$152.7	$162.3	$201.3	$661.3	$183.0

Professional Services Revenue	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012
GAAP Revenue	$38.8	$41.0	$37.2	$39.0	$156.0	$37.5
Adjustment	$0.1	$0.2	$0.5	$0.2	$1.0	$0.2

Non-GAAP Revenue	$38.9	$41.2	$37.7	$39.2	$157.0	$37.7

Hosting Revenue	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012
GAAP Revenue	$84.0	$87.9	$88.2	$93.1	$353.1	$102.1
Adjustment	$1.1	$1.0	$4.6	$7.6	$14.4	$0.8

Non-GAAP Revenue	$85.1	$88.9	$92.8	$100.7	$367.5	$102.9

Maintenance and Support Revenue	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012
GAAP Revenue	$47.2	$48.5	$50.8	$55.8	$202.2	$56.3
Adjustment	$1.1	$0.8	$1.5	$2.5	$5.8	$2.1

Non-GAAP Revenue	$48.2	$49.2	$52.3	$58.3	$208.0	$58.4

Schedules may not add due to rounding.

Nuance Communications, Inc.

Supplemental Non-Financial Information

Unaudited

	Q1 2011	Q2 2011	Q3 2011	Q4 2011	Q1 2012

Annualized Line Run-Rate in Nuance’s Healthcare On-Demand Business (in billions)	3.554	3.650	3.706	3.999	3.977

Estimated 3-year Value of Total On-Demand Contracts (in millions)	1,174.4	1,225.5	1,312.4	1,332.3	1,334.4

Nuance Communications, Inc.

Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued

(in millions)

Unaudited

	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012

Total segment revenues	$317.3	$332.0	$345.1	$399.5	$1,393.9	$382.0
Acquisition related revenue	(13.4)	(13.0)	(16.2)	(32.5)	(75.2)	(21.4)

Total consolidated revenues	$303.8	$319.0	$328.9	$367.0	$1,318.7	$360.6

Total segment profit	$117.6	$133.0	$146.9	$175.3	$572.7	$144.8
Corporate expenses and other, net	(20.7)	(23.9)	(24.7)	(30.9)	(100.3)	(20.8)
Acquisition related revenues and cost of revenue adjustments	(10.8)	(10.5)	(13.6)	(29.8)	(64.7)	(19.1)
Non-cash stock-based compensation	(32.1)	(43.6)	(33.8)	(37.8)	(147.3)	(32.8)
Amortization of intangible assets	(36.0)	(35.7)	(34.1)	(37.6)	(143.3)	(38.1)
Acquisition related costs, net	(3.0)	(2.3)	(8.6)	(8.0)	(21.9)	(14.6)
Restructuring and other charges, net	(2.1)	(2.4)	(0.9)	(17.5)	(22.9)	(2.9)
Costs associated with IP collaboration agreements	(4.6)	(4.6)	(5.3)	(5.3)	(19.8)	(5.3)
Other expense, net	(2.3)	(5.8)	(7.7)	(6.8)	(22.5)	(11.4)

Consolidated income (loss) before income taxes	$6.0	$4.1	$18.2	$1.7	$30.0	($0.1)

Nuance Communications, Inc.

Reconciliation of Supplemental Financial Information

GAAP and non-GAAP Revenue and Net Income per Share Guidance

(in thousands, except per share amounts)

Unaudited

	Three months ended March 31, 2012
	Low	High
GAAP revenue	$371,000	$391,000
Acquisition-related adjustment - revenue	24,000	24,000

Non-GAAP revenue	$395,000	$415,000

GAAP net loss per share	$(0.07)	$(0.03)
Acquisition-related adjustment - revenue	0.07	0.07
Acquisition-related adjustment - cost of revenue	(0.01)	(0.01)
Acquisition-related costs, net	0.04	0.04
Cost of revenue from amortization of intangible assets	0.05	0.05
Amortization of intangible assets	0.07	0.07
Non-cash stock-based compensation	0.12	0.12
Non-cash interest expense	0.03	0.03
Non-cash income taxes	0.03	0.03
Costs associated with IP collaboration agreements	0.02	0.02
Restructuring and other charges, net	0.01	0.01

Non-GAAP net income per share	$0.36	$0.40

Shares used in computing GAAP and non-GAAP net income per share:

Weighted average common shares: basic	305,300	305,300

Weighted average common shares: diluted	324,000	324,000

Nuance Communications, Inc.

Reconciliation of Supplemental Financial Information

GAAP and non-GAAP Revenue and Net Income per Share Guidance

(in thousands, except per share amounts)

Unaudited

	Twelve months ended September 30, 2012
	Low	High
GAAP revenue	$1,594,000	$1,644,000
Acquisition-related adjustment - revenue	66,000	66,000

Non-GAAP revenue	$1,660,000	$1,710,000

GAAP net income per share	$0.01	$0.08
Acquisition-related adjustment - revenue	0.20	0.20
Acquisition-related adjustment - cost of revenue	(0.02)	(0.02)
Acquisition-related costs, net	0.13	0.13
Cost of revenue from amortization of intangible assets	0.17	0.17
Amortization of intangible assets	0.27	0.27
Non-cash stock-based compensation	0.53	0.53
Non-cash interest expense	0.11	0.11
Non-cash income taxes	0.08	0.08
Costs associated with IP collaboration agreements	0.05	0.05
Restructuring and other charges, net	0.02	0.02

Non-GAAP net income per share	$1.55	$1.62

Shares used in computing GAAP and non-GAAP net income per share:

Weighted average common shares: basic	310,500	310,500

Weighted average common shares: diluted	328,500	328,500

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